Exhibit 10.6

EXECUTION VERSION

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of June 19, 2015 (the “Effective Date”) by and among Harvest Natural Resources, Inc., a Delaware corporation (“Parent”), for itself and on behalf of HNR Finance B.V., a corporation incorporated in accordance with the laws of the Netherlands (“HNR Finance”), and CT Energia Holding Ltd., a Malta corporation (“Service Provider”). HNR Finance and Parent, on the one hand, and Service Provider, on the other hand, may be referred to herein as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Petrodelta, S. A., a Venezuelan mixed company (“Petrodelta”), owns and operates certain oil and gas interests in Venezuela and is owned 40 percent by HNR Finance and 60 percent by Corporacion Venezolana del Petroleo S.A. and PDVSA Social S.A. (collectively, the “Majority Owners”);

WHEREAS, concurrently with the execution of this Agreement, CT Energy Holding SRL, a Barbados society with restricted liability (the “Investor”), an Affiliate of Service Provider, has entered into that certain Securities Purchase Agreement, dated as of June 19, 2015 (the “Purchase Agreement”), by and among Parent, certain of its subsidiaries, and the Investor, pursuant to which, among other things, the Investor has purchased from Parent certain of its debt and equity securities and received the right to designate two individuals to serve on the board of directors of Petrodelta (the “Petrodelta Directors”); and

WHEREAS, Parent and HNR Finance desire that HNR Finance retain the services of Service Provider to advise and represent HNR Finance in respect of its interests in Petrodelta, including by providing advice in respect of, and communicating and transacting business with, the board of directors of Petrodelta, the Majority Owners, the Ministry for Energy and Petroleum of the Bolivarian Republic of Venezuela (the “Ministry”), Petroleos de Venezuela S.A. (“PDVSA”), and the Government of the Bolivarian Republic of Venezuela (the “Venezuelan Government”), and to oversee and direct the day-to-day management and operations of Parent’s and HNR Finance’s business in Venezuela, in each case, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

AGREEMENT

SECTION 1 Definitions.

Capitalized terms have the meanings as defined throughout this Agreement and capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed thereto in the Purchase Agreement.

SECTION 2 Services.

2.1 Scope of Services. Subject to the terms of this Agreement, Service Provider is hereby retained to perform, or cause to be performed, the following services (collectively, the “Services”), all at the request and under the direction of the Chief Executive Officer of Parent (the “HNR CEO”):

2.1.1	provide advice in respect of Petrodelta, the Majority Owners, the Ministry, PDVSA, and the Venezuelan Government;

2.1.2	represent and promote HNR Finance’s interests in Petrodelta by communicating and transacting business, on behalf of or in the name of HNR Finance or Petrodelta (as applicable), with the board of directors of Petrodelta, senior management of the Majority Owners, and representatives of the Ministry, PDVSA, and the Venezuelan Government;

2.1.3	assist with the development and negotiation of a plan for the business operations and financing for Petrodelta;

2.1.4	oversee and direct the day-to-day operations and management of Parent’s and HNR Finance’s business in Venezuela, including the office and personnel of Parent, Harvest-Vinccler, S.C.A. (“Harvest-Vinccler”) and HNR Finance located in Caracas, Venezuela (the “HNR Venezuelan Operations”); and

2.1.5	any and all acts and responsibilities delegated in writing to Service Provider by the HNR CEO.

2.2	Personnel. In connection with providing the Services:

2.2.1	Service Provider shall employ such personnel as Service Provider may deem reasonably necessary or beneficial with respect to (or in connection with its performance of) the Services. It is understood and agreed that Alessandro Bazzoni shall serve as the General Manager of the HNR Venezuelan Operations (the “General Manager”). Additionally, Service Provider may utilize its or any of its Affiliates’ other employees to provide all or any portion of the Services. Service Provider shall ensure that all such personnel expenses incurred in connection with its obligations under this Agreement are paid by Service Provider, including compensation, salary, wages, overhead and administrative expenses incurred by Service Provider and its Affiliates and if applicable, social security, taxes, workers compensation insurance, benefits and other such expenses. Notwithstanding anything to the contrary in the provisions of Section 7, Service Provider shall indemnify and save harmless Parent, HNR Finance and their respective Affiliates (including Harvest-Vinccler and, for purposes of this Agreement only, Petrodelta) from all claims of liability for wages, salary, taxes or benefits in respect of Service Provider’s personnel.

2.2.2	Each of Harvest-Vinccler’s and HNR Finance’s employees and independent contractors primarily dedicated to or engaged in the HNR Venezuelan Operations shall report directly to the General Manager.

2.2.3	Persons performing the Services on behalf of Service Provider (including the General Manager and the Petrodelta Directors, in each case to the extent set forth in this Agreement) shall act in accordance with all applicable Law and Parent’s Code of Business Conduct and Ethics (except as otherwise permitted under Section 9 in respect of conflicts of interest).

2.3 Reporting. Persons performing the Services on behalf of Service Provider (including the General Manager and the Petrodelta Directors, in each case to the extent set forth in this Agreement) shall act under the direction of and report to the HNR CEO. Service Provider will provide regularly scheduled updates to the HNR CEO and the board of directors of Parent, and upon request of the HNR CEO, Service Provider will make its representatives available to attend or participate in meetings of the board of directors of Parent (or committees thereof) with reasonable notice.

2.4 Term. The term of this Agreement begins on the Effective Date and shall continue until the earlier of: (a) the date that the termination of this Agreement pursuant to Section 2.5 becomes effective, (b) the occurrence of the Claim Date prior to the Stock Appreciation Date, (c) the Refinancing Date, or (e) the first Business Day following the one-year anniversary of the Effective Date, provided, however, that if additional funds are provided to Parent on any Additional Funding Date pursuant to the terms of the Purchase Agreement, the term of this Agreement shall be automatically extended to the one-month anniversary of the latest Additional Funding Date with respect to which funds are advanced to Parent; provided, further, that if the Stock Appreciation Date occurs prior to the Claim Date and the Refinancing Date shall not have occurred, the Parties shall negotiate in good faith and agree to a new management agreement to become effective upon a termination of this Agreement pursuant to this Section 2.4(e), with such new agreement to contain substantially similar operating and management responsibilities and to be subject to review and approval by the board of directors of Parent.

2.5 Termination for Cause. Either Party may terminate this Agreement by written notice to the other Party if the other Party (a) becomes insolvent or makes an assignment for the benefit of creditors; or (b) commits a material breach of this Agreement that is not cured within thirty (30) days after the breaching Party receives of notice of such breach, or is incapable of being cured within thirty (30) days of the receipt of such notice; provided, that no Party may terminate this Agreement pursuant to Section 2.5(b) until the Parties have completed the dispute resolution procedures set forth in Section 10; provided, further, that any termination pursuant to Section 2.5(b) by Parent or HNR Finance shall, in order to be effective, require the approval of a majority of the board of directors of Parent.

SECTION 3 Duties of Service Provider.

3.1 Compliance with Law. From and after the Effective Date, Service Provider shall perform the Services for the sole benefit of (and on behalf of) HNR Finance and at all times in good faith and in accordance with all applicable Law (including the U.S. Foreign Corrupt Practices Act or any other applicable anti-bribery or anti-corruption laws).

3.2 No Agency. Except as expressly set forth herein, nothing in this Agreement shall be deemed or construed to authorize Service Provider to act as an agent, principal, servant or employee for HNR Finance for any purpose whatsoever and, except as expressly permitted by this Agreement, Service Provider shall not hold itself out as an agent, principal, servant or employee of HNR Finance to any Person.

3.3	Limitation of Authority.

3.3.1	Service Provider shall not enter into any contract on behalf of HNR Finance or its Affiliates without the prior written approval of the HNR CEO pursuant to appropriate corporate authority. Service Provider shall obtain the prior written consent of the HNR CEO prior to incurring any expense not included in the then applicable budget for which reimbursement from HNR Finance would be sought. Service Provider shall not take any actions, but may make recommendations, with respect to administrative matters and related and ancillary affairs of HNR Finance or its Affiliates (including Harvest Vinccler and Petrodelta), including regulatory, financial, accounting, tax, human resources, or legal matters. Parent, directly or through its Affiliates, shall continue to be responsible for all such personnel and operational and administrative matters.

3.3.2	In performing its obligations under this Agreement, Service Provider will cause its personnel (including the General Manager) to follow all policies and procedures (including obtaining proper corporate authorization) applicable to the HNR Venezuelan Operations.

SECTION 4 Budgets and Expenses.

4.1 Initial Budget. Service Provider and Parent shall, within thirty (30) days of the Effective Date, agree in writing to a budget of HNR Finance for the period for the initial 12-month period commencing on the Effective Date, which shall cover an annual fee and all forecasted costs that Service Provider reasonably anticipates to be made or incurred by Service Provider in connection with the Services during such period.

4.2 Preparation and Approval of Budgets. Service Provider shall prepare and present to the board of directors of Parent for approval a monthly budget of HNR Finance (in substantially the same form as the initial budget) to the extent the term of this Agreement is extended and continues beyond the one-year anniversary of the Effective Date. Once approved, the initial budget and each monthly budget will be subject to review and adjustment as needed by the board of directors of Parent. If the Parties cannot agree on a budget or if Service Provider does not agree to an adjustment of the budget by the board of directors of Parent, then the Parties shall resolve such dispute pursuant to Section 10.

4.3 Expenses. HNR Finance shall (and Parent shall cause, and if necessary, make available to HNR Finance funds sufficient to enable, HNR Finance to) reimburse Service Provider for all reasonable out-of-pocket costs and expenses incurred by it in providing the

Services in accordance with Parent’s established policies for business-related expenses as provided in writing to Service Provider (it being understood that Parent shall provide Service Provider with written notice and the text of any amendment, modification or alternation to such policies); provided, however, Parent shall be responsible only for its pro rata portion of such expenses in accordance with its ownership interest in HNR Finance and does not hereby guarantee payment of all such expenses. Payments and reimbursements to Service Provider for its reasonable costs and expenses pursuant to this Agreement shall only be made to the extent such costs and expenses are (i) included in the then applicable budget or (ii) approved in advance by the HNR CEO.

SECTION 5 Capacity and Representations of the Parties.

5.1 Representations of the Parties. Each party hereto acknowledges that the other parties hereto are entering into this Agreement in their own name and in their capacity as legal entities empowered to contract on their own behalf. In addition, each party hereto represents and warrants to the other parties hereto that: (i) it has full legal authority for the execution and performance of this Agreement; (ii) it has complied with all corporate and other action required for the execution and performance of this Agreement; (iii) it has obtained all governmental and other authorizations required for the execution and performance of this Agreement; and (iv) this Agreement constitutes a legal, valid and binding obligation of such party hereto, enforceable against such party hereto in accordance with its terms, except for (A) the effect of bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting the rights of creditors generally and (B) limitations imposed by equitable principles on the specific enforceability of any remedies, covenants or other provisions or on the availability of injunctive relief or other equitable remedies. Service Provider warrants and covenants that it will perform the Services at all times in good faith and in accordance with all applicable Law (including the U.S. Foreign Corrupt Practices Act or any other applicable anti-bribery or anti-corruption laws) and Parent’s Code of Business Conduct and Ethics (except as otherwise permitted under Section 9 in respect of conflicts of interest).

5.2 Certain Practices. Each party hereto represents and warrants to the other parties hereto that neither it nor any of its Affiliates or any of their respective directors, officers, agents, employees, nor any other person acting for or on behalf of the foregoing, directly or indirectly, has offered, promised, authorized, paid or given money or anything of value to any official or employee of any government or international or national public organization, or to any political party, any official or employee thereof or any candidate for public office to influence his or her actions or decisions, or to gain any undue advantages, in connection with this Agreement or any of the activities that shall be carried out in accordance with this Agreement. Service Provider agrees, in relation to any business activity to be conducted pursuant to this Agreement, to require its employees and contractors to agree and comply with contractual clauses substantially equivalent to those contained in this Section 5.2.

SECTION 6 Insurance.

At Parent’s written request and HNR Finance’s expense, Service Provider undertakes to maintain appropriate insurance in commercially reasonable amounts with financially capable carriers for the Services to be provided pursuant to this Agreement and will provide HNR Finance with evidence of such coverage.

SECTION 7 Indemnification.

Notwithstanding anything in this Agreement to the contrary, each Party shall be responsible for, shall pay on a current basis and hereby releases, defends, indemnifies and holds harmless the other Party and its Affiliates and their respective partners, members, directors, officers, managers, employees, contractors, agents and other representatives from and against any loss, damages, payments, deficiencies, fines, judgments, settlements, liabilities, penalties, interest, losses, costs and expenses (including reasonable attorney fees, expert witnesses’ costs and fees, and disbursements) and any claim, demand, assessment, action, suit, or proceeding to the extent arising out of or in connection with or attributable or incidental to (a) a breach of such Party’s representations, warranties and covenants under this Agreement (including, specifically, the warranties and covenants of Service Provider set forth in the last sentence of Section 5.1), or a breach of any of such Party’s obligations under this Agreement, or (b) the gross negligence or willful misconduct of such Party and its Affiliates and their respective partners, representatives, members, directors, officers, managers and employees.

SECTION 8 Confidential Information; Publicity.

8.1	Confidential Information.

8.1.1	Service Provider hereby agrees to keep and to cause its Affiliates (and each of their respective Representatives including the Petrodelta Directors) to keep all Harvest Confidential Information (as defined below) received by Service Provider or its Representatives confidential and not to use or disclose such Harvest Confidential Information for any purpose except exercising its rights, or fulfilling its obligations, under this Agreement, or as may be authorized in writing by the HNR CEO, which authorization shall not be unreasonably withheld.

8.1.2	Parent and HNR Finance each hereby agrees to keep and to cause their respective Affiliates (and each of their respective Representatives) to keep all Provider Confidential Information (as defined below) received by Parent or HNR Finance or their respective Representatives confidential and not to use or disclose Provider Confidential Information for any purpose except as may be authorized in writing by Service Provider, which authorization shall not be unreasonably withheld.

8.1.3

Receiving Party agrees that Disclosing Party is and will remain the exclusive owner of the Harvest Confidential Information or the Provider Confidential Information, as applicable. Receiving Party will, upon the request of Disclosing Party, either (i) return to Disclosing Party all tangible manifestations of the Harvest Confidential Information or the Provider Confidential Information, as applicable, (and all copies and reproductions thereof, other than electronic copies which cannot be deleted based on Receiving Party’s document retention policy, the obligations of the Receiving Party with regard to such electronic copies continuing for the term of this Agreement) or (ii) destroy all tangible manifestations of the Harvest Confidential Information or the Provider Confidential Information, as applicable, (and all copies and reproductions thereof).

8.1.4	The confidentiality obligation set forth in Sections 8.1.1 and 8.1.2 shall not apply to the extent that any such Harvest Confidential Information or Provider Confidential Information, as applicable, (i) is already in the Receiving Party’s or its Representatives’ possession (as applicable), as evidenced by the Receiving Party’s written records, provided that such information was not provided pursuant to the Purchase Agreement or the Confidentiality Agreement and is not subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, (ii) becomes generally available to the public other than as a result of a disclosure by the Receiving Party or the Receiving Party’s Representatives in violation of this Agreement, (iii) becomes available to the Receiving Party or its Representatives (as applicable) on a nonconfidential basis from a source other than the Receiving Party (provided, that such source, to the Receiving Party’s knowledge, is not bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party), or (iv) is required by any applicable securities law or other applicable Law including any subpoena, interrogatory, or other similar requirement for such information to be disclosed or the requirement of the U.S. Securities and Exchange Commission or the rules of any applicable national stock exchange. Each Party, on behalf of itself and its Representatives, acknowledges the competitive and confidential nature of the Harvest Confidential Information and the Provider Confidential Information and that irreparable damage may result to the other Party if any Harvest Confidential Information or Provider Confidential Information, as applicable, is disclosed to any third party, except as herein permitted and except to its Representatives who reasonably need to know such information to assist such Party (in its capacity as the Receiving Party) in exercising its rights, or fulfilling its obligations, under this Agreement, provided that each Party shall be responsible for any of its Representatives’ breaches of this Section 8, as if such Representatives were a signatory to this Agreement for the purposes of this Section 8. It is further understood and agreed that monetary damages would not be a sufficient remedy for any breach of this Section 8. Accordingly, it is agreed by each Party that the other Party shall be entitled to seek an injunction or injunctions (without the posting of any bond and without proof of actual damages) to prevent breaches or threatened breaches of this Section 8 and/or to specific performance of this Section 8, and that neither Party nor any of their respective Representatives may oppose the granting of such relief, provided, however, that each Party and its Representatives are entitled to dispute whether or not any Harvest Confidential Information or Provider Confidential Information has been disclosed in violation of this Section 8. Each Party agrees that equitable relief is not exclusive of other remedies to which the other Party may be entitled at law or in equity for a breach of this Section 8.

8.1.5	The following terms, as used in this Section 8, shall have the following meanings.

(a)	“Harvest Confidential Information” means any and all information, documents, instruments, data with respect to Parent, HNR Finance and their respective Affiliates (including Harvest-Vinccler and, for purposes of this Agreement only, Petrodelta) and the HNR Venezuelan Operations that is disclosed to Service Provider or its Affiliates or any of their respective Representatives in connection with this Agreement or the Services, whether prior to, on, or after the Effective Date, in any form (written, oral, photographic, electronic or otherwise), and any and all nonpublic or proprietary information of any nature (including prices and financial information, business plans, trade secrets, technological know-how, data and all other nonpublic or proprietary concepts, methods of doing business, ideas, materials or information), and all information derived from any nonpublic or proprietary information.

(b)	“Provider Confidential Information” means any and all information, documents, instruments, data with respect to the Service Provider and its Affiliates that is disclosed to Parent, HNR Finance and their respective Affiliates (including Harvest-Vinccler and, for purposes of this Agreement only, Petrodelta) and any of their respective Representatives in connection with this Agreement or the Services, whether prior to, on, or after the Effective Date, in any form (written, oral, photographic, electronic or otherwise), and any and all nonpublic or proprietary information of any nature (including prices and financial information, business plans, trade secrets, technological know-how, data and all other nonpublic or proprietary concepts, methods of doing business, ideas, materials or information), and all information derived from any nonpublic or proprietary information.

(c)	“Disclosing Party” means the Party disclosing Harvest Confidential Information or Provider Confidential Information, as applicable, under this Agreement, whether such party is HNR Finance and Parent, on the one hand, or Service Provider, on the other hand, and whether such disclosure is directly from the Disclosing Party or through the Disclosing Party’s Representatives.

(d)	“Receiving Party” means the Party receiving any Harvest Confidential Information or Provider Confidential Information, as applicable, under this Agreement, whether such Party is HNR Finance and Parent, on the one hand, or Service Provider, on the other hand, and whether such disclosure is received directly or through the Receiving Party’s Representatives.

(e)	“Representatives” means, collectively, a Person’s officers, employees, accountants, attorneys, consultants and other authorized representatives.

8.2	Publicity.

8.2.1	Without reasonable prior notice to the Service Provider, Parent will not issue, nor permit any agent or Affiliate of it to issue, any press releases with respect to the HNR Venezuelan Operations, this Agreement or the activities contemplated hereby, except where such release or statement is deemed in good faith by Parent to be required by applicable Law or under the rules and regulations of a stock exchange on which shares of Parent or any of its Affiliates are listed, and in any case, prior to making any such press release, Parent shall provide a copy of the proposed press release to Service Provider reasonably in advance of the proposed release date as necessary to enable Service Provider to provide comments on it.

8.2.2	Service Provider will not issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to any Harvest Confidential Information or the activities contemplated by this Agreement except as may be authorized in writing by the HNR CEO, which authorization shall not be unreasonably withheld. Without limiting the foregoing, Service Provider may disclose information regarding this Agreement and its provision of services hereunder in regulatory filings or as required by applicable Law or under the rules and regulations of a stock exchange on which shares of Parent or any of its Affiliates are listed, provided, that in each case, prior to making any such disclosure, Service Provider shall provide a copy of the proposed disclosure to Parent reasonably in advance of the proposed release date as necessary to enable Parent to provide comments on it.

8.2.3	Notwithstanding anything to the contrary in Section 8.1 or 8.2.1, Parent or its Affiliate may disclose information regarding Petrodelta and the HNR Venezuelan Operations, including disclosures related to earnings releases, regulatory filings, investor presentations, industry conference presentations or similar disclosures.

SECTION 9 Avoidance of Conflicts of Interest.

The Parties agree and acknowledge that by virtue of Service Provider’s other business activities, certain actual and potential conflicts of interest may arise between the Provider Persons and the HNR Persons with respect to the use of or provision of the Services. During the term of this Agreement, each Party shall use reasonable best efforts to avoid creating any actual conflict of interest and any potential conflicts of interest that might influence, or appear to influence their judgment or action, in each case with respect to the use of or provision of the Services. Each Party will notify the other Party of any actual or potential conflicts of interest related to the use of or provision of the Services that arises during the term of the Agreement. Each Party will also promptly address in writing any conflict of interest concerns related to the use of or provision of the Services raised by the other Party, and the Parties shall cooperate in good faith to resolve any such concerns. In furtherance of the foregoing, the Parties agree as follows that during the term of this Agreement:

(a)

any business opportunities in the Venezuelan oil and gas exploration & production industry that the Provider Persons may become aware of independently or directly through their association with HNR Persons shall be presented by Service Provider to the HNR CEO in writing (a

“Specified Notice”), and the HNR CEO shall, on behalf of Parent, advise the Service Provider in writing whether the board of directors of Parent has decided to pursue all or a portion of such business opportunity (an “HNR Notice”). If (i) the HNR CEO shall not have delivered an HNR Notice within thirty (30) days of the date of the Specified Notice, (ii) the HNR Notice indicates that Parent has not decided to pursue all or a portion of such business opportunity or (iii) after advising the Provider Person that Parent has decided to pursue all or a portion of such business opportunity, Parent does not use its reasonable best efforts to diligently undertake or consummate the portion of the business opportunity that it elected to pursue and, upon notice of such failure given by the Provider Person or its Affiliates to Parent, does not cure such failure within a reasonable time, then nothing herein shall prohibit the Provider Persons from pursuing such business opportunity (it being understood that if Parent elects to pursue a portion of such business opportunity, the Provider Person or its Affiliates may only pursue the remaining portion of such business opportunity);

(b)	any business opportunities disclosed to the Provider Persons by any HNR Person would not be presented by Service Provider to any third party, unless and until the HNR CEO authorizes such disclosure; and

(c)	any transaction between HNR Finance and the Provider Persons that is not contemplated by an initial or subsequent budget shall require the prior written approval of the HNR CEO.

For purposes of this Section 9, the term “Provider Persons” shall mean Service Provider and its Affiliates and their respective partners, representatives, members, directors, officers, managers and employees, and the term “HNR Persons” shall mean Parent and its Affiliates and their respective partners, representatives, members, directors, officers, managers and employees.

SECTION 10 Dispute Resolution.

10.1 Good-Faith Negotiation. Except as set forth in Section 8 and subject to Section 10.4, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or the provision or use of the Services (including the approval or adjustment of the initial or annual budget, the proper performance of any terms of this Agreement, the breach or failure to cure a breach of this Agreement and the validity or interpretation of the terms of this Agreement) (a “Dispute”), shall provide written notice thereof to the other Party (the “Initial Notice”), and within thirty (30) days of the delivery of the Initial Notice, the HNR CEO and a senior executive officer of Service Provider shall attempt in good faith to negotiate a resolution of the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days after the delivery of such notice or if a Party reasonably concludes that the other Party is not willing to negotiate as contemplated by the preceding sentences, the Dispute shall be submitted to a committee comprised of an equal number of members of Parent’s board of directors and of the board of directors (or equivalent) of Service Provider. Such committee will make a good faith effort to promptly (and in any event within thirty (30) days of the dispute being referred to it) resolve all Disputes referred to it.

10.2 Non-Binding Mediation. Any Dispute not resolved pursuant to Section 10.1 shall, upon the written request of a Party (a “Mediation Request”), be submitted to nonbinding mediation in accordance with the then current JAMS International Mediation Rules (the “Mediation Rules”), except as modified herein. The mediation shall be held in (i) Houston, Texas or (ii) such other place as the Parties may mutually agree in writing. The Parties shall have twenty (20) days from receipt by a Party of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Parties within twenty (20) days of receipt by a party of a Mediation Request, then a Party may request (on written notice to the other Party), that JAMS appoint a mediator in accordance with the Mediation Rules. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the Parties during such mediation shall be admissible for any purpose in any subsequent proceedings.

10.3 Arbitration. If the Dispute has not been resolved within sixty (60) days of the appointment of a mediator, or within such longer period as the Parties may agree to in writing, such Dispute shall, upon the written request of a Party (an “Arbitration Request”) be submitted to be finally resolved by binding arbitration pursuant to the then current Commercial Arbitration Rules of the American Arbitration Association (the “Arbitration Rules”). The arbitration shall be held in the same location as the mediation pursuant to Section 10.2. Unless otherwise agreed by the Parties in writing, any Dispute to be decided by binding arbitration will be decided by a panel of three arbitrators chosen as follows: (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two Party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second of the two arbitrators was named, name a third, independent arbitrator who will act as chairperson of the arbitral tribunal. If either Party fails to name an arbitrator, or if the two Party-appointed arbitrators fail to appoint the third, within the time periods specified in the preceding sentence, then upon written application by either Party, that arbitrator shall be appointed pursuant to the Arbitration Rules. The arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any relief which they deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date) and attorneys’ fees and costs. The arbitrator(s) will decide the substance of all claims in accordance with applicable Law, including recognized principles of equity, and will honor all claims of privilege recognized by law. In no event shall the arbitrator(s) award any relief not specifically requested by the parties or award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a claim by a third person). Upon selection of the arbitrator(s) following any grant of interim relief by a court pursuant to Section 10.4, the arbitrator(s) may affirm or disaffirm that relief, and the parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The Parties shall share equally the administration and arbitrator fees associated with the arbitration.

10.4 Litigation. Notwithstanding the foregoing provisions of this Section 10, a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Sections 10.1 to 10.3 if such action is reasonably necessary to avoid irreparable damage. Immediately following the issuance of any preliminary provisional or injunctive relief pursuant to the immediately preceding sentence, the Party seeking such relief will consent to the stay of any judicial proceedings pending the resolution of the Dispute pursuant to the procedures set forth in Sections 10.1 to 10.3.

10.5 Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause their Affiliates to, continue to honor all commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Section 10.

SECTION 11 General Provisions.

11.1 Notices. All notices and communications required or permitted to be given hereunder shall be made in accordance with the requirements contained for notices under the Purchase Agreement.

11.2 Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, EACH OF THE PARTIES CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY FEDERAL OR STATE COURT LOCATED WITHIN CITY AND COUNTY OF NEW YORK, NEW YORK, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON SUCH PARTY, CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY FIRST CLASS REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, DIRECTED TO SUCH AT THE ADDRESS SPECIFIED PURSUANT TO SECTION 11.1, AGREES THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF, AND WAIVES ANY OBJECTION TO JURISDICTION OR VENUE OF, AND WAIVES ANY MOTION TO TRANSFER VENUE FROM, ANY OF THE AFORESAID COURTS.

11.3 Entirety of Agreement. THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES REGARDING THE SERVICES, AND SUPERSEDES ALL OTHER PRIOR AND CONTEMPORANEOUS AGREEMENTS, WHETHER WRITTEN OR ORAL, BETWEEN THE PARTIES AND RELATED THERETO. NO VARIATION, MODIFICATION OR CHANGE SHALL BE BINDING UPON A PARTY UNLESS EFFECTUATED BY AN INSTRUMENT IN WRITING EXECUTED BY A DULY AUTHORIZED OFFICER OR A DULY AUTHORIZED AGENT FOR IT.

11.4 Independent Contractor. In the performance of any Services by or through Service Provider for HNR Finance pursuant to this Agreement, Service Provider conclusively shall be deemed an independent contractor, with the right and authority to direct and control all services and other work being performed by the employees of Service Provider and its Affiliates.

11.5 Savings Clause. The Parties intend that none of this Agreement, the transactions contemplated hereby or the performance of the Services hereunder shall (i) breach or violate any obligations under, or provision of, the Charter Documents of HNR Finance and its Affiliates (including Harvest-Vinccler and, for purposes of this Agreement only, Petrodelta), the Shareholders’ Agreement, or the Petrodelta Contract, (ii) constitute a Change of Control, or (iii) violate any statute or Law to which the parties or any of their properties may be subject. Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that (or there is any ambiguity as to whether) any provision of this Agreement, the transactions contemplated hereby or the performance of the Services would result in the occurrence of any of the matters specified in clauses (i) – (iii) of the preceding sentence, the Parties shall promptly and reasonably consult with each other (and their legal counsel) and shall use their reasonable best efforts to reform the provisions hereof to maintain to the maximum extent practicable the original intent of the applicable provisions without causing the occurrence of any such matters. The Parties acknowledge and agree that Harvest-Vinccler and HNR Finance are parties to, and the rights and obligations under this Agreement are in all respects subject to, the Shareholders’ Agreement and the Petrodelta Contract.

11.6 Captions or Headings. The headings appearing at the beginning of each Section are all inserted and included solely for convenience and shall never be considered or given any effect in construing this Agreement, or any provision or provisions hereof, or in connection with determining the duties, obligations or liabilities of the Parties or in ascertaining intent, if any question of intent should arise.

11.7 Assignment. This Agreement and its attendant rights may not be assigned, transferred, subcontracted or otherwise conveyed by either Party without the express written consent of the other Party; provided, however, a Party may assign its rights and obligations under this Agreement to an Affiliate with the prior consent of the other Party, which consent shall not be unreasonably withheld. Any such assignment without consent shall be void.

11.8 No Third Party Beneficiary. Except as provided in Section 7, this Agreement shall be binding solely upon, be enforceable solely by, and inure solely to the benefit of, each Party and its permitted successors and assigns, and nothing in this Agreement (express or implied) is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

11.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances shall be invalid or unenforceable to any extent, and such invalidity or unenforceability does not destroy the basis of the bargain between the Parties, then the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable Law.

11.10 Waiver. No consent or waiver, express or implied, by any Party of any breach or default by any other Party in the performance by the other Party of his, her or its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Party of the same or any other obligation hereunder. Failure on the part of any Party to complain of any act or to declare any other Party in default, regardless of how long such failure continues, shall not constitute a waiver of rights hereunder.

11.11 Successors and Assigns. Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of each Party and its respective permitted successors and assigns.

11.12 Joint Efforts. This Agreement will be considered for all purposes as prepared through the joint efforts of the Parties, and will not be construed against one Party or the other as a result of the preparation, submittal or other event of negotiation, drafting or execution of the Agreement.

11.13 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or .pdf attachment containing the applicable signature(s)) with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the Effective Date.

Harvest Natural Resources, Inc., for itself and on behalf of HNR Finance B.V.

By:	/s/ Keith L. Head
Keith L. Head
Vice President and General Counsel

CT Energia Holding Ltd.

By:	/s/ Alessandro Bazzoni
Alessandro Bazzoni
President and Chief Executive Officer

Signature Page to

Management Agreement